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                          MCCAW INTERNATIONAL, LTD.


                                                                   EXHIBIT 10.14

                                January 11, 1996



Mr. Brian A. Vincent
3410 Cascadia Avenue South
Seattle, Washington 98144

Dear Brian:

         This letter confirms our mutual understanding of the terms and conditions applying to your employment with McCaw International, Ltd. ("McCaw International"). We look forward to your contribution as a key member of the team responsible for developing international wireless opportunities.

         I outline below the specific terms and conditions regarding the offered position:

Position:                       Vice President of Business Development (officer
                                level)

Reporting to:                   President and CEO

Start Date:                     January 1, 1996

Location:                       Seattle

Compensation:                   $140,000 per year, paid bi-weekly

Bonus: You are eligible to receive up to 40% of your base compensation based on your achievement of specific objectives. Payout is expected to occur during the first quarter of each year.

Equity: Subject to Board of Director approval, you will be awarded options to acquire 10,000 shares of Class A Common Stock ("Shares") of Nextel Communications, Inc. ("Nextel") in accordance with the Nextel Option Plan. These options constitute incentive stock options on the Internal Revenue Code. The options will be granted at the market price as of the close on the later of the date on which you agreed to your employment and the date your option grant was approved by the Nextel Compensation Committee. These options will vest over four years in accordance with the Nextel Option Plan.

                                You will receive a Stock Appreciation Right
                                ("SAR") in McCaw International in accordance with the McCaw International, Ltd. Stock Appreciation Rights Plan (the "SAR Plan"). The number of SARs


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Mr. Brian A. Vincent
January 11, 1996
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                                which you will receive is 40,000 at par value.
                                They will vest over four years on a pro-rated monthly basis commencing on your employment. While the number of units that you have will not be diluted, you must realize that as additional equity is injected into McCaw International, your percentage SAR interest may decline in accordance with the terms of the SAR Plan.

                                Agreements for the Stock Options and the SARs will be forwarded to you once the Nextel Compensation Committee has acted and specific terms and provisions of the SAR Plan have been approved.

Employment Term:                The initial term of your employment with McCaw
                                International will be 12 months, and shall be automatically renewed for subsequent 12-month periods, provided that either party may give written notice to the other party to the contrary 60 days in advance; provided, that if McCaw International elects not to renew this agreement for an additional term you will be entitled to an additional four (4) months compensation from the date of the expiration of this agreement; and provided, further, that if McCaw terminates you without cause, you will be entitled to receive the greater of (x) the compensation for the balance of the term of this agreement as if you had not been terminated or (y) six (6) months compensation.

Expenses:                       Any expenses that you incur on behalf of McCaw
                                International which are directly related to your work will be reimbursed based on properly completed documentation and approvals in accordance with applicable procedures.

Benefits:                       You are eligible for the standard Nextel
                                Communications, Inc. (the parent of McCaw
                                International) Benefit Plan commensurate with
                                your title and salary.  If McCaw International
                                elects not to renew this agreement for an
                                additional term, you will continue to
                                participate in health benefits under the Nextel
                                Benefit Plan for the balance of the term of
                                this agreement plus an additional four (4)
                                months.  If McCaw International terminates you
                                without cause, you will continue to participate
                                in health benefits under the Nextel Benefit
                                Plan for the greater of the balance of the term
                                of this agreement as if you had not been
                                terminated or six (6) months.  During this
                                extended participation in health benefits,
                                McCaw International shall pay the same portion
                                of the cost of such health benefits as it paid
                                during your employment.
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Mr. Brian A. Vincent
January 11, 1996
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Performance Review:             Your performance will be reviewed on an annual
                                basis at which time you will be eligible for a merit increase in your compensation and additional equity in McCaw International and Nextel.

         Your responsibilities will be in accordance with those discussed in your interview. We believe that you will make a valuable addition to our team and look forward to working with you. Please do not hesitate to contact me if you have any questions or require additional information.

         I am sorry that this process has dragged out as long as it has, but I hope you understand that we have been faced with a number of pressing opportunities in South America and Asia, and we have been forced to deal with them before any of us have come on board officially.

         Finally, you represent to us that, to the best of your knowledge, you have never been discharged or asked to leave an employer for reasons of personal integrity or performance.

         Please sign below where indicated and return this letter to me.



                                         Sincerely,

                                         /s/ KEITH D. GRINSTEIN

                                         Keith D. Grinstein
                                         President and CEO

         I accept the offer of employment contained in this letter and hereby agree that I have read and understand the terms contained herein.


                                         /s/ BRIAN A. VINCENT
                                         --------------------------------------
                                         Brian A. Vincent


Dated:  January 12, 1996
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